CERTIFICATE OF SECRETARY



I, Deborah R. Gatzek, certify that I am Secretary of The Money Market Portfolios (the "Trust").

As Secretary of the Trust, I further certify that the following resolution was adopted by a majority of the Trustees of the Trust present at a meeting held at 777 Mariners Island Boulevard, San Mateo, California, on September 18, 1995.

          RESOLVED, that a Power of Attorney, substantially in the form of the Power of Attorney presented to this Board, appointing Harmon E. Burns, Deborah R. Gatzek, Karen L. Skidmore, Larry L. Greene and Mark H. Plafker as attorneys-in-fact for the purpose of filing documents with the Securities and Exchange Commission, be executed by each Trustee and designated officer.

I declare under penalty of perjury that the matters set forth in this certificate are true and correct of my own knowledge.



                                                  /s/ DEBORAH R. GATZEK
Dated:  September 18, 1995                        Deborah R. Gatzek
                                                  Secretary